EXHIBIT 99.1


FelCor Lodging Trust Incorporated (ticker: FCH, exchange: New York Stock Exchange) News Release - 12/5/01

FelCor Lodging Trust Announces Michael A. DeNicola as Chief Investment Officer IRVING, Texas, Dec 5, 2001 /PRNewswire via COMTEX/ -- FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation's largest hotel real estate investment trusts (REITs), today announced Michael A. DeNicola as Executive Vice President and Chief Investment Officer.

Mr. DeNicola, 42, was most recently with Lend Lease Real Estate Investments, where he was Principal and Head of the Lodging and Leisure Group. In his role, Mr. DeNicola was responsible for managing a $1.1 billion hotel portfolio of 21 properties, including investment management, acquisitions and dispositions. Prior to Lend Lease, he held a number of leadership positions with Carlson Hospitality Worldwide including Executive Vice President of Carlson Vacation Ownership, Senior Vice President of Planning, Mergers and Acquisitions, and Vice President of Operations. Prior to his tenure with Carlson Hospitality, he held management positions with Kenneth Leventhal & Company and VMS Realty Partners.

(Photo: http://www.newscom.com/cgi-bin/prnh/20011205/DAW034)
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"We are extremely pleased to have Michael join FelCor," said Thomas J. Corcoran,
Jr., FelCor's President and Chief Executive Officer. "With more than 25 years in the hospitality industry, he complements our strong management team. His significant experience in strategic planning, investment management and capital transactions brings substantial value to FelCor."

Mr. DeNicola commented, "I am very excited about becoming a member of the FelCor family. Tom has assembled one of the best management teams and hotel portfolios in the lodging industry. FelCor is uniquely positioned to benefit from the expected economic recovery and take advantage of opportunities that become available."

The Company also reported that Mr. William P. Stadler will be leaving FelCor at year end to pursue other interests. In his role as Senior Vice President and Director of Corporate Acquisitions, Mr. Stadler was instrumental in building FelCor's portfolio from 12 hotels in 1995 to more than 180 hotels today. During his tenure, FelCor grew from a total market capitalization of $260 million to $3.1 billion. Mr. Stadler was part of FelCor's executive team, reporting to Thomas J. Corcoran, Jr.

FelCor's hotel portfolio consists of 183 hotels with nearly 50,000 rooms and suites and is concentrated primarily in the upscale and full-service segments. FelCor is the owner of the largest number of Embassy Suites(R), Crowne Plaza(R), Holiday Inn(R) and independently owned Doubletree(R)-branded hotels. Other leading hotel brands under which FelCor's hotels are operated include Sheraton Suites(R), Sheraton(R) and Westin(R). FelCor has a current market capitalization of approximately $3.1 billion. Additional information can be found on the Company's website at www.felcor.com .

With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities laws that are qualified by cautionary statements contained herein and in FelCor's filings with the Securities and Exchange Commission.

SOURCE FelCor Lodging Trust Incorporated